EXHIBIT 10.18

                            EIGHTH AMENDMENT TO THE
                        CLUBCORP STOCK INVESTMENT PLAN


Amendment made this 23rd day of January, 1998, by Club Corporation International (the "Company").

                             W I T N E S S E T H:
                             -------------------

WHEREAS, the Company maintains the ClubCorp Stock Investment Plan (the "Plan"); and

WHEREAS, the Company amended and restated the Plan effective January 1, 1995 and subsequently amended the Plan to make certain technical qualification changes in response to a request from the Internal Revenue Service; and

WHEREAS, the Company subsequently amended the Plan on several occasions to make other changes desired by the Company; and

WHEREAS, effective January 1, 1998, the Company now desires to amend the Plan to allow for the discontinuance of PreTax Contributions at any time following written notice to the Plan Administrator; and

WHEREAS,  the Plan may be amended by the Company pursuant to the provisions of
Article  XV  of  the  Plan,  and  the  Company  desires  to  amend  the  Plan.

NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 1998:

1. Existing Subsection 4.05(2) is deleted in its entirety and the following is substituted in its place:

"4.05(2) Each Employee who becomes eligible or who at a given time is about to become eligible to participate in the Plan shall elect, at such time and in such form as the Plan Administrator shall in its sole and absolute discretion determine, to defer the receipt of a portion of his Compensation or to receive his entire Compensation in cash, in accordance with Subsection 4.05(1). The Plan Administrator shall establish and communicate to Employees uniform and nondiscriminatory procedures for the election of percentage rates of PreTax Contributions, including procedures regarding the effective date of such election, and may change said procedures at such times and in such manner as the Plan Administrator may determine to be necessary or desirable. Any such change in procedures shall be communicated to Employees.

A Participant who has previously elected to defer the receipt of a portion of his Compensation pursuant to this Section 4.05 may elect to change the amount of the deferral of his Compensation effective on the first day of the July 1 or January 1 next following the date notice is received by the Plan Administrator. A Participant who desires to change or discontinue his Pre-Tax Contribution election must notify the Plan Administrator thereof in such form and in conformance with the procedures established by the Plan Administrator. A notice of the change in the percentage rate must be delivered to the Plan Administrator within the applicable Election Period prior to July 1 or January 1. Notwithstanding the rules regarding election changes set forth above, a Participant may completely discontinue his PreTax Contributions at any time by prior written notice to the Plan Administrator. A Participant who has ceased all PreTax Contributions may not elect to defer any Compensation until the next following January 1 or July 1, as set forth above for changes. Any such change of percentage rate or discontinuance shall not be effective until after the notice of the change of percentage rate or discontinuance is received by the Plan Administrator."


IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

                                    CLUB CORPORATION INTERNATIONAL

                                    By:   /s/  Kim  S.  Besse

                                    Its:  Vice President Human Resources